MDU Resources Announces Five-Year Capital Investment Plan
BISMARCK, N.D. — Nov. 19, 2020 — MDU Resources Group, Inc. (NYSE: MDU) today announced that for the years 2021 through 2025 it expects to make capital investments totaling over $3.0 billion.

“MDU Resources continues to experience significant growth across our balanced mix of businesses, and we believe the capital investment plan demonstrates our commitment to organic growth,” said David L. Goodin, president and CEO of MDU Resources.

Acquisitions would be incremental to the company's 2021-25 outlined capital investment plan. The company will provide updates as it identifies opportunities outside the plan.

Capital Expenditures
	Forecast				Actual + 2020 Forecast	Forecast
	2020	2021	2022	2023	2016-2020	2021-2025
	(in millions)
Regulated energy delivery
Electric	$115	$141	$182	$109	$620	$631
Natural gas distribution	183	215	225	188	869	973
Pipeline	79	230	74	110	287	508
	377	586	481	407	1,776	2,112
Construction materials and services
Construction materials and contracting	162	189	154	150	714	730
Construction services	82	46	34	35	247	189
	244	235	188	185	961	919
Total*	$621	$821	$669	$592	$2,737	$3,031
* Excludes “Other” category, as well as assumed net proceeds from the sale or disposition of property.

The company anticipates its electric and natural gas utility will grow its rate base by approximately 5% annually over the next five years on a compound basis. MDU Resources' utility operations are spread across eight states where customer growth is expected to continue at a rate of 1-2% annually. Customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in natural gas distribution and new electric generation and transmission. The construction of an 88-megawatt simple-cycle, natural gas-fired combustion turbine near Mandan, North Dakota, announced in February 2019 is included in the outlined capital expenditures forecast as well as expenditures related to the retirement of the company's three wholly owned coal-fired electric generation units.

The capital investment plan at the pipeline business reflects a continued focus on organic growth. Included in the plan is the North Bakken Expansion project, which is expected to be in service in late 2021 and as designed will increase capacity by 250 million cubic feet per day, based on long-term customer commitments. As designed, this project is readily expandable through additional compression as Bakken production growth rebounds and additional takeaway capacity is needed. This business is exploring additional organic growth projects including potential industrial related projects due to low natural gas prices.

At the company’s construction materials and services businesses, the capital expenditures forecast is focused primarily on organic expansion opportunities, and normal equipment and plant replacements and upgrades. Included in the outlined forecast is construction of a new prestress concrete plant in Spokane, Washington, where the company recently acquired prestress assets, several new materials plants and a state-of-the-art training facility for employees. Development of the company's Honey Creek Quarry in Burnet County, Texas, is underway and is included in the forecast. The construction businesses continue to explore acquisition opportunities, as demonstrated the past several years, which would be incremental to the five-year forecast.

The capital program is subject to continued review and modification. Actual expenditures may vary from the estimates due to changes in load growth and regulatory decisions, as well as other factors.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts, underlying expectations, and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources’ most recent Form 10-Q and 10-K.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095

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